Exhibit 5

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any amendments thereto) with respect to the common shares, US$0.021848 par value, of Newegg Commerce, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: May 27, 2021

HANGZHOU LIANLUO INTERACTIVE
INFORMATION TECHNOLOGY CO., LTD

By:	/s/ Zhitao He
Name:	Zhitao He
Title:	Chairman and CEO

DIGITAL GRID (HONG KONG) TECHNOLOGY CO., LIMITED

By:	/s/ Zhitao He
Name:	Zhitao He
Title:	Chairman and Sole Director

HYPERFINITE GALAXY HOLDING LIMITED

By:	/s/ Zhitao He
Name:	Zhitao He
Title:	Sole Director

ZHITAO HE

By:	/s/ Zhitao He